SCHEDULE 14A

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material under sec.240.14a-12

F.N.B. CORPORATION

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(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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March 31, 2006
Dear Shareholder:
It is a pleasure to invite you to attend our Annual Meeting of Shareholders of F.N.B. Corporation. The meeting will be held at 4:00 p.m., Eastern Daylight Time, on Wednesday, May 17, 2006, at the Howard Miller Student Center on the campus of Thiel College in Greenville, Pennsylvania.
At the meeting, you will be asked to consider and vote upon the election of directors.
Your vote is important regardless of how many shares of stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each.
Whether or not you plan to attend our Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope we have provided to insure that your shares are represented at our Annual Meeting. Alternatively, you may vote via the Internet or by telephone by following the instructions on your proxy card. By voting now you will assure that your vote is counted even if you are unable to attend the Annual Meeting.
Please indicate on the card whether you plan to attend our Annual Meeting. If you attend our Annual Meeting and wish to vote in person, you may withdraw your proxy and do so.
As always, our directors, management and staff thank you for your continued interest and support in F.N.B. Corporation.

Peter Mortensen
Chairman of the Board

Stephen J. Gurgovits
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Notice is hereby given that the Annual Meeting of Shareholders of F.N.B. Corporation (“Corporation”) will be held at 4:00 p.m., Eastern Daylight Time, on Wednesday, May 17, 2006, at the Howard Miller Student Center on the campus of Thiel College in Greenville, Pennsylvania. At our Annual Meeting, our shareholders will act on the following matters:
1.	Election of four Class II directors of the Corporation; and

2.	Consideration of other matters that properly come before our Annual Meeting and any adjournment, postponement or continuation of our Annual Meeting.
All shareholders of record as of the close of business on March 8, 2006 are entitled to vote at our Annual Meeting.
Our 2005 Annual Report, which is not part of our proxy soliciting material, is enclosed.
It is important that your shares be represented and voted at our Annual Meeting. Please complete, sign, date and return the enclosed proxy card in the envelope provided or vote via the Internet or telephone, whether or not you expect to attend our Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

David B. Mogle, Secretary
March 31, 2006

ABOUT OUR ANNUAL MEETING
VOTING
STOCK OWNERSHIP
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
OUR BOARD OF DIRECTORS AND ITS COMMITTEES
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
DEFERRED COMPENSATION
RETIREMENT BENEFITS
NONQUALIFIED PLANS
EMPLOYMENT AGREEMENTS
REPORT OF COMPENSATION COMMITTEE
STOCK PERFORMANCE GRAPH
REPORT OF AUDIT COMMITTEE
AUDIT AND NON-AUDIT FEES
AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY
TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS
SHAREHOLDER COMMUNICATIONS
SHAREHOLDER PROPOSALS
OTHER MATTERS

March 31, 2006
One F.N.B. Boulevard
Hermitage, PA 16148
PROXY STATEMENT
This proxy statement contains information relating to the Annual Meeting of Shareholders of F.N.B. Corporation to be held on Wednesday, May 17, 2006, beginning at 4:00 p.m., Eastern Daylight Time, at the Howard Miller Student Center on the campus of Thiel College in Greenville, Pennsylvania, and at any adjournment, postponement or continuation of the meeting. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 31, 2006. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our,” “F.N.B.,” “Company” or the “Corporation” mean F.N.B. Corporation and its subsidiaries, First National Bank of Pennsylvania, (also referred to as “FNBPA”), First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, Regency Finance Company and F.N.B. Capital Corporation, LLC.
ABOUT OUR ANNUAL MEETING
What is the purpose of our Annual Meeting?
At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of four Class II directors. In addition, our management will report on our performance during 2005 and respond to appropriate questions from shareholders.
VOTING
Who is entitled to vote at our meeting?
Our Board of Directors has set March 8, 2006, as the record date for the Annual Meeting. Only F.N.B. shareholders of record at the close of business on the record date, March 8, 2006, are entitled to receive notice of and to vote at our Annual Meeting and any adjournment, postponement or continuation of our Annual Meeting.
What are the voting rights of our shareholders?
As of the record date, 57,455,852 shares of common stock were outstanding, each of which is entitled to one vote with respect to each matter to be voted on at our Annual Meeting.

How do I vote?
Our Board of Directors is asking for your proxy. When you or your authorized attorney-in-fact gives us your proxy, you authorize us to vote your F.N.B. stock in the manner you specify on your proxy card. Giving a proxy allows your shares to be voted at the Annual Meeting even if you do not attend the meeting in person.
If you hold your shares directly, you have four ways to vote, as explained on your proxy card and summarized below. If your shares are in an account at a bank or broker, you will receive an instruction card and information about how to give voting instructions to your bank or broker.
     You may:
•	Complete, sign, date and return the enclosed proxy card in the envelope provided; the envelope requires no postage if mailed in the United States.

•	Vote by using the Internet. Instructions are provided on your proxy card. Our Internet voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately. If you vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

•	Vote by telephone using the instruction on your proxy card.

•	If you are a registered shareholder and attend our Annual Meeting you may deliver your completed proxy card in person or request a voting ballot at the meeting. Even if you returned a proxy before the Annual Meeting, you may withdraw it and vote in person. If you hold your F.N.B. shares in “street name” (that is, through a broker or other nominee) and wish to vote at our Annual Meeting you will need to obtain a signed proxy card from the brokerage firm or bank that holds your F.N.B. stock.
Florida law provides that shareholders voting by means of the Internet or telephone, as we provide above, will be treated as having transmitted a properly authenticated proxy for voting purposes. Florida law permits the use of the Internet or telephone voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depository or brokerage firm.
Who can attend our Annual Meeting?
All shareholders as of the record date, or their duly appointed proxies, may attend our Annual Meeting. Even if you currently plan to attend our Annual Meeting, we recommend that you vote by mailing us your completed proxy card or submit your vote via the Internet or telephone as described above so that your vote will be counted at the meeting if you later decide not to attend our meeting.
If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at our Annual Meeting.
What constitutes a quorum?
The presence at our Annual Meeting, in person or by proxy, of the holders of a majority of our outstanding shares of common stock on the record date will constitute a quorum, permitting the conduct of business at our Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at our Annual Meeting.

May I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be revoked if you attend our Annual Meeting in person and request that your proxy be revoked. If your proxy is not properly revoked, we will vote your shares as indicated by your most recent valid proxy.
How do I vote if my F.N.B. shares are held in “street name”?
If you hold your F.N.B. shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you, and tell you how to give them voting instructions for your F.N.B. shares.
How do I vote my 401(k) Plan shares?
If you participate in our 401(k) Plan, you may vote the number of shares of common stock equivalent to the interests in common stock credited to your account as of the record date. You may vote by instructing First National Trust Company, the trustee of the plan, pursuant to the proxy card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions provided that they are received by May 11, 2006.
If you do not send instructions, the share equivalents credited to your plan account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.
You may also revoke previously given voting instructions by May 11, 2006 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.
What are our Board’s recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends a vote for election of the nominated Class II directors identified in the “Election of Directors” discussion in this proxy statement.
What vote is required to approve each matter?
Election of Class II Directors. The four persons receiving the highest number of “FOR” votes cast by the holders of our common stock for election as Class II directors will be elected. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although the proxy will be counted for purposes of determining whether a quorum is present. We do not permit cumulative voting in the election of directors.
If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our Board, i.e., for the election of our nominees for Class II directors.

Who will pay the costs of soliciting proxies on behalf of our Board of Directors?
We are making this solicitation and will pay the cost of soliciting proxies on behalf of our Board of Directors, including expenses of preparing and mailing this proxy statement. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person or by telephone, e-mail or telegram by our regular officers and employees, none of whom will receive special compensation for such services. Upon request, we will also reimburse brokers, nominees, fiduciaries and custodians and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.
How can I be admitted to the meeting?
The proxy card you received allows you to indicate whether you plan to attend the Annual Meeting. When you arrive at the meeting, you will be asked to register at the entrance hall of the Howard Miller Student Center. If you hold your F.N.B. shares in an account at a bank or broker, your name will not appear on our shareholder list. Please bring an account statement or a letter from your broker showing your F.N.B. share holdings as of the March 8, 2006 record date. Please show this documentation at the meeting registration desk to attend the meeting.
Everyone who attends the Annual Meeting must abide by the rules for the conduct of the meeting.
How can I avoid receiving more than one set of proxy materials in future years?
If two or more F.N.B. shareholders live in your household, you may have received more than one set of our proxy materials. This may also happen if you maintain more than one shareholder account on the books of our transfer agent. We have made a delivery method for proxy materials called “householding” available to our shareholders. If you consent to “householding,” only one set of annual reports and one proxy statement will be delivered to your address; however, a separate proxy card will be delivered for each account. Please refer to the section titled, “Other Matters” of this proxy statement for more information regarding “householding”.
What is a Broker non-vote?
If your F.N.B. shares are held in a brokerage account, your broker is obligated to vote your shares as instructed by you. If you don’t give voting instructions to your broker, your broker’s ability to vote your shares depends on whether the item is “routine” or “non-routine.” The New York Stock Exchange (“NYSE”) decides whether an item is “routine” or “non-routine.”
Under the NYSE rules, your broker may vote on “routine” items in their discretion on behalf of any customers who do not furnish voting instructions within ten days of the Annual Meeting. With respect to “non-routine” items that come before the Annual Meeting for a vote, your broker is not able to vote unless your broker receives voting instructions from you.
A broker “non-vote” occurs when the broker does not vote on a proposal because it is a “non-routine” item and the broker’s customer has not provided voting instructions. These broker “non-votes” will not be considered in the calculation of the majority of the votes cast and, therefore, would have no effect on the vote with respect to a “non-routine” item.
What vote is required for a proposal to pass?
With regard to the four nominees for election as Class II directors the four persons who receive the greatest number of votes cast at the Annual Meeting will be elected as directors. Neither a withheld vote on any nominee nor an abstention will affect the results of the voting.

Under Florida law, the act of “voting” does not include abstentions or failing to vote for a candidate or for approval or disapproval of a proposal. This result is true whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those shareholders who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily an abstention or a mere absence or failure to vote is not the same thing as a negative decision, assuming that the NYSE requirement explained under the question, “What constitutes a quorum?” portion of this discussion has been satisfied.
STOCK OWNERSHIP
Who are the largest owners of our stock?
The following table sets forth certain information concerning persons or entities known by us to be the only beneficial owners of 5% or more of the outstanding common stock of the Corporation as of December 31, 2005:

	Amount and Nature of	Percent of Outstanding Common Stock
Name and Address	Beneficial Ownership[1]	Beneficially Owned

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	4,430,236[2]	7.72%

Perkins, Wolf, McDonnell & Co.*	3,614,342[3]	6.29%
311 South Wacker Drive
Chicago, IL 60606

*	The majority owner of Perkins, Wolf, McDonnell & Co. is Mac-Per-Wolf Company. Perkins, Wolfe, McDonnell & Co., also is an indirect subsidiary of Janus Capital Management, LLC (Janus Capital has an indirect 30% ownership stake in Perkins, Wolf, McDonnell & Co.), which is located at 151 Detroit Street, Denver, CO 80206.

[1]	Under the regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

[2]	According to the Schedule 13G filed under the Securities Exchange Act of 1934 by Barclays Global Investors, NA on January 26, 2006, this number includes 3,485,947 shares which Barclays Global Fund Advisors has sole voting and investment power. The information set forth above is as reported by Barclays Global Investors, NA in its Schedule 13G.

[3]	According to the Schedule 13G’s filed under the Securities Exchange Act of 1934 by Janus Capital Management, LLC and Mac-Per-Wolf Company on February 14, 2006 and February 15, 2006, respectively, Janus Capital Management, LLC and Perkins, Wolf, McDonnell & Co. each furnish investment advice to various investment companies registered under the Investment Company Act of 1940 and to individual and institutional clients and have shared voting and investment power over 3,444,300 shares. The information set forth above is as reported by Mac-Per-Wolf Company and Janus Capital Management, LLC in their respective Schedule 13G’s.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
How much stock do our directors and executive officers own?
The following table shows the amount and percentage of our outstanding common stock beneficially owned by each director, each nominee for director, each executive officer named in the Summary Compensation Table of this proxy statement and all of our executive officers and directors as a group as of March 8, 2006, and sets forth information concerning the age and principal occupation of the Company’s directors and its five most highly compensated executive officers during 2005:
Directors and Executive Officers

			Expiration	Amount and
			Term of	Nature of
			of	Beneficial
Name and			Office as	Ownership of
Principal Occupation		Director	Director	Common Stock	Percent
(during past 5 years)	Age	Since	(a)	(b)(c)	(d)

Peter Mortensen	70	1974	2008	277,697
Chairman of the Corporation since 1988; CEO of
the Corporation 1988-2000; Chairman of the
Corporation’s subsidiary, First National Bank of
Pennsylvania (“FNBPA”)
1988-2004; and Chairman of Corporation’s
Executive Committee since 1996

Stephen J. Gurgovits*	62	1981	2007	533,837 (e)
President and CEO of the Corporation since
January 2004; Vice Chairman of the Corporation
1998-2003; Chairman of FNBPA since 2004; and
President and CEO of FNBPA 1988-2004

William B. Campbell	67	1975	2007	75,223 (f)
Retired Businessman

Henry M. Ekker	67	1994	2008	29,239
Attorney at Law
Partner of Ekker, Kuster, McConnell & Epstein, LLP
(law firm)

Robert B. Goldsteins	65	2003	2006	29,200
Chairman of the Board, Bay View Capital
Corporation since 2001 (financial services);
Director of Sunrise Services Company since 2003
(trust services company); Director of Luminent Mortgage Capital, Inc. since 2003
(financial services); and President of Hudson United Bank
(Jefferson Division) from 1998-2001 (financial services)

David J. Malones	51	2005	2006	20,677 (g)
President and CFO of Gateway Financial,
Pittsburgh, Pennsylvania (financial services);
and Director of NSD Bancorp, Inc. 2001-2005
(financial services)

			Expiration	Amount and
			Term of	Nature of
			of	Beneficial
Name and			Office as	Ownership of
Principal Occupation		Director	Director	Common Stock	Percent
(during past 5 years)	Age	Since	(a)	(b)(c)	(d)

Harry F. Radcliffe	55	2002	2007	110,675 (h)
Investment Manager; Director of Hawthorne
Financial Corporation, 1998-2004 (financial
services); Director of Promistar Financial
Corporation (financial services) 1997-2002;
Director of Essex Bancorp, 1995-2004 (financial
services); and Director of MCSI, Inc., 1995-2003
(wholesale supplier)

John W. Rose	56	2003	2007	91,630 (i)
President of McAllen Capital Partners, Inc. since
1991 (investment management); Director of Bayview
Capital Corporation since 2002 (financial
services); Director of Jacksonville Bancorp since
1999 (financial services); Director of All
American Investment Group LLC since 1999
(financial services); Manager of White River
Capital since 1998 (financial services); and
Director of Lifeline Shelters, Inc. since 1991

William J. Strimbus	45	1995	2006	58,668
President, Nick Strimbu, Inc.
(common carrier)

Earl K. Wahl, Jr.	65	2002	2008	35,932
Owner, J.E.D. Corporation (environmental
consulting); and Director of Promistar Financial
Corporation 1998-2002 (financial services)

Archie O. Wallaces	71	1992	2006	51,381
Attorney at Law
Partner of Wallace Law Firm, LLP (law firm); and
Director of Pymatuning Independent Telephone
Company (telecommunications company)

Gary J. Roberts*	56	N/A	N/A	145,796
President and CEO of FNBPA since 2004; Sr.
Executive VP and COO of FNBPA 2003-2004; Sr.
Executive VP of FNBPA 2002-2003; and President
and CEO of Metropolitan National Bank 1997-2002

Brian F. Lilly*	48	N/A	N/A	26,249
CFO of the Corporation since January 2004; Chief
Administrative Officer of FNBPA since 2003; CFO
of Billingzone, LLC from 2000-2003; CFO of
various businesses of PNC Financial Services
Group, Inc., from 1991-2000

Gale E. Wurster*	65	N/A	N/A	21,673
Vice President of the Corporation 2004-2005;
Executive Vice President of FNBPA 1999-2004; and
Senior Vice President of FNBPA 1992-1999

			Expiration	Amount and
			Term of	Nature of
			of	Beneficial
Name and			Office as	Ownership of
Principal Occupation		Director	Director	Common Stock	Percent
(during past 5 years)	Age	Since	(a)	(b)(c)	(d)

Scott D. Free*	43	N/A	N/A	5,055
Treasurer of the Corporation since 2005;
Treasurer and Senior Vice President of FNBPA
since 2005; Investment Portfolio Manager of First
Merit Corporation 1994-2004

All Directors and Executive Officers as a Group	N/A	N/A	N/A	1,639,634	2.9
(17 persons)

*	Denotes person who served as an executive officer of the Corporation during 2005.

s	Denotes persons nominated for election to the Corporation’s Board of Directors at the Annual Meeting.
a)	The term of office for directors expires at the Annual Meeting to be held during the year and upon the election of the directors’ successors.

b)	Includes the following shares that the director or officer has the right to acquire within sixty days upon exercise of stock options: Mr. Mortensen, 166,775 shares; Mr. Gurgovits, 386,474 shares; Mr. Radcliffe, 2,937 shares; Mr. Strimbu, 2,138 shares; Mr. Wallace, 8,743 shares; Mr. Roberts, 106,746 shares; Mr. Wurster, 13,689 shares; and the Company’s Secretary, David B. Mogle, 45,391 shares and Chief Legal Officer, James G. Orie, 46,757 shares.

c)	Except as otherwise indicated, each director possesses sole voting power and sole investment power as to all shares listed opposite his name or shares these powers with his spouse or a wholly-owned company. The totals shown do not include the 467 shares held of record by Mr. Mortensen’s spouse, as to which Mr. Mortensen disclaims beneficial ownership.

d)	Unless otherwise indicated, represents less than 1%.

e)	Includes 444 shares owned by Mr. Gurgovits’ wife and 9,506 shares owned by Mr. Gurgovits’ wife as a participant in her personal profit sharing account.

f)	Includes 2,072 shares owned by Mr. Campbell’s wife.

g)	Includes 2,700 shares owned by Mr. Malone’s children.

h)	Includes 2,976 shares owned by Mr. Radcliffe’s wife.

i)	Includes 510 shares owned by Mr. Rose’s wife.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our executive officers and directors, as well as persons who own 10% or more of a class of our equity securities, file reports of their ownership of our securities, as well as statements of changes in such ownership, with the Securities and Exchange Commission (the “SEC”). Based upon written representations received by us from our executive officers and directors (we do not have any shareholders who own 10% or more of any class of our equity securities), that no other reports were required, and our review of the statements of ownership changes filed by our executive officers and directors with the SEC during 2005, we believe that all such filings required during 2005 were made on a timely basis.

ELECTION OF DIRECTORS
Our Bylaws provide that the Board of Directors shall consist of not fewer than five nor more than 25 persons, the exact number to be determined from time to time by the Board. Directors are elected by a plurality of the votes cast at the meeting.
Our Bylaws also provide for classification of the directors with respect to the time for which they shall severally hold office. The Board is divided into three classes with the term of office of the directors of each class to expire at the third Annual Meeting after their election. At each succeeding Annual Meeting of shareholders, successors to the directors of the class whose term expires are elected. Each director shall hold office for the term for which he is elected and thereafter until his successor is duly elected and qualified or until his earlier death, retirement, resignation or removal.
The following Class II directors, whose terms expire at the Annual Meeting, and upon the election of their successors have been recommended for nomination by the Nominating and Corporate Governance Committee and nominated by the Board of Directors for re-election at the Annual Meeting, to continue to serve as Class II directors until the 2009 Annual Meeting and until their successors are elected: Robert B. Goldstein; David J. Malone; William J. Strimbu and Archie O. Wallace. Summary biographical information concerning the Class II director nominees is contained within the table captioned “Directors and Executive Officers” contained in this proxy statement.
All of the nominees have expressed their willingness to serve if elected. In the event one or more of the director nominees is unable or unwilling to serve as a director for any reason (the Corporation knows of no such reason), the persons named in the enclosed proxy will vote for the other nominees named and such substituted nominees as may be nominated by the Board of Directors.
CORPORATE GOVERNANCE
Described below are highlights concerning important aspects of F.N.B.’s Corporate Governance program. You can find more specific details about these and other F.N.B. corporate governance policies and practices in this proxy statement and F.N.B.’s Corporate Governance Guidelines found on the “Corporate Governance” page of the F.N.B. website at www.fnbcorporation.com.
*	All of the directors are independent, with the exception of Mr. Gurgovits who is the only F.N.B. officer on the Board.

*	Shareholders may communicate directly with the Board or any Board Committee, or any individual directors.

*	The Audit, Nominating and Corporate Governance and Compensation Committees are composed entirely of independent directors.

*	All regular committees have a written charter that are reviewed and reassessed annually.

*	Each of the Audit Committee members qualifies’ as a “financial expert”.

*	Audit Committee members cannot serve on more than two other public company audit committees.

*	The F.N.B. internal audit function is overseen by the General Auditor, who reports directly to the Audit Committee.

*	The Compensation Committee has retained two independent compensation consultants to provide the Committee with advice and guidance on F.N.B.’s executive compensation program.

*	F.N.B.’s Corporate Governance Guidelines are posted on the “Corporate Governance” page of F.N.B.’s website at www.fnbcorporation.com.

*	F.N.B. conducts an annual self-evaluation process of the Board, each regular committee and the individual directors.

*	Each F.N.B. Director is required to attend at least one appropriately certified director education program every three years.

*	F.N.B.’s Code of Conduct and Code of Ethics for directors, officers, and employees is disclosed on the “Corporate Governance” page of F.N.B.’s website at www.fnbcorporation.com and a copy of these Codes may be obtained by written request to our Corporate Secretary (see instructions in bolded paragraph below).

*	The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders.

*	The Audit, Nominating and Corporate Governance, and Compensation Committee charters are posted at www.fnbcorporation.com and a copy of the charters may be obtained by written request to the F.N.B. Corporate Secretary (see section titled, “Our Board of Directors and Its Committees”).

*	F.N.B. Directors are expected to regularly attend director education programs accredited by Institutional Shareholder Services.

*	Shareholder voting is confidential.

*	F.N.B. directors are subject to stock ownership guidelines.
This portion of the proxy statement contains information about a variety of our Corporate Governance policies and practices. In particular, you will find information about how we are complying with the NYSE’s corporate governance rules approved by the SEC. The NYSE believes that these rules will maintain the integrity of public company’s corporate governance processes. The SEC intends that these disclosures will enhance the transparency of the operations of public company boards of directors.
We encourage you to visit the “Corporate Governance” page of our corporate website at www.fnbcorporation.com for additional information about our Board and its Committees, our Corporate Governance Guidelines and corporate governance practices of the Company. Additional information on these topics is also included in other sections of this proxy statement.
If you would like to have printed copies of the F.N.B. Corporate Governance Guidelines, the F.N.B. Corporation Codes of Conduct and Ethics or the charters of the Board’s Audit, Nominating and Corporate Governance or Compensation Committee (all of which are posted on our corporate website), please send your written request to: F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, Attention: Corporate Secretary. We will provide the material at no cost to you.

Director Independence
Background. Because we are a company listed on the NYSE, our Board of Directors must have a majority of independent members. Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with F.N.B. The fact that a director may have a material relationship with F.N.B directly or as a partner, shareholder, or officer of an organization that has a relationship with F.N.B. will not necessarily preclude such director from being nominated for election to the Board. However, the Board may not find directors who have relationships covered by one of five bright-line independence tests established by the NYSE, or the categorical independence standards contained within F.N.B.’s Corporate Governance Guidelines, as discussed below, to be independent.
We have a long history of maintaining a Board of Directors that consists predominantly of non-management directors. The NYSE’s director independence requirements are designed to increase the quality of Board oversight at listed companies and to lessen the possibility of damaging conflicts of interests. The NYSE’s corporate governance rules do not define every relationship that will be considered material for purposes of determining a director’s independence from our management. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. As the concern is a director’s independence from our management, however, the NYSE does not view the ownership of even a significant amount of F.N.B. stock, by itself, as a bar to an independence finding.
The New York Stock Exchange’s bright-line independence tests. The NYSE has adopted five bright-line independence tests for directors. Each of these tests describes a specific set of circumstances that will cause a director to be not independent from our management. For example, one of the bright-line independence tests provides that a director who is an employee of F.N.B. or its affiliates, or whose immediate family member is an executive officer of F.N.B. is not independent until three years after the end of the employment relationship.
The four other bright-line independence tests address circumstances involving:
•	the receipt of more than $100,000 per year in direct compensation from F.N.B. or its affiliates, except for certain permitted payments such as directors fees;

•	relationships with F.N.B.’s internal or external auditors;

•	interlocking directorates; and

•	business relationships involving companies that make payments to, or receive payments from, F.N.B. above specified annual thresholds.
Categorical standards of director independence adopted by our Board of Directors. The NYSE’s corporate governance rules permit a listed company’s Board of Directors to adopt categorical standards of director independence. Categorical standards permit a Board of Directors to determine in advance that specific categories of relationships between a listed company and a director do not, by themselves, render a director non-independent. Of course, categorical standards of independence cannot override the bright-line independence tests established by the NYSE. Categorical standards are intended to assist a board in making determinations of independence. The NYSE recognizes that the adoption and disclosure of categorical standards provide investors with an adequate means of assessing the quality of a board’s independence and its independence determinations while avoiding the excessive disclosure of immaterial relationships.
Our Board, acting on the recommendation of its Nominating and Corporate Governance Committee, has adopted categorical standards of independence. Our Board applied these standards in determining the independence of the individual members of F.N.B.’s Board of Directors. These categorical standards, which are set forth in the F.N.B. Corporation Corporate Governance Guidelines, can be found on our website at www.fnbcorporation.com under the “Corporate Governance” section.

The F.N.B. categorical standards of independence generally provide, among other things, that ordinary course business relationships do not constitute material relationships. These categorical standards generally permit the provision of consulting, legal, business or other services within ordinary course relationships as long as these relationships do not represent a significant financial relationship for F.N.B. or the service provider.
Also, under F.N.B.’s categorical standards, the determination of whether a director is independent includes an evaluation of any transactions and relationships between each director and any member of his immediate family or affiliates and the Company and its subsidiaries and affiliates. Our categorical independence standards specify that the F.N.B. Board of Directors examine any transactions and relationships between directors, including their immediate family members, and our affiliates or transactions with members of our senior management.
Since banking is a significant portion of our business, our Board of Directors determined that a director’s independence is not affected where there is a loan relationship made in the ordinary course between FNBPA and the director and such loan conforms with applicable bank policies and federal regulatory requirements and is performing in accordance with its contractual terms and such loan has not been adversely classified or specifically mentioned by the federal bank examiners or FNBPA’s internal loan review process.
As required by the NYSE’s corporate governance rules, we disclose in this proxy statement any director relationships with us that meet these categorical standards.
In certain limited cases, a director may have a relationship that is described by a categorical standard and/or a NYSE bright-line independent test. In such a case, the bright-line test will determine whether the director’s relationship is a material relationship that prohibits a determination of independence by our Board.
Independence determinations made by our Board. At its meeting on February 22, 2006, our Board made a determination as to the independence of each director, in accordance with the applicable NYSE corporate governance rules and the categorical director independence standards contained in F.N.B.’s Corporate Governance Guidelines. In making these determinations, our Board relied in part on the findings and recommendations made by its Nominating and Corporate Governance Committee. The independence determinations shown below were based on the information known to our Board and its Nominating and Corporate Governance Committee as of February 22, 2006. Our Board and its Nominating and Corporate Governance Committee will consider information relevant to these independence determinations as it is brought to their attention.
•	Directors determined by our Board not to be independent. Our Board has determined that Mr. Gurgovits is not independent under the NYSE corporate governance rules and F.N.B.’s categorical director independence standards because he is the Company’s Chief Executive Officer.

•	Directors determined by our Board to be independent and who have or may have one or more relationships meeting the Board’s categorical standards of independence. Our Board has affirmatively determined that each of the following directors has no material relationship with F.N.B., either directly or as a partner, shareholder or officer of an organization that has a relationship with F.N.B. Therefore, our Board has affirmatively determined that each of the following directors were determined to have no relationships or transactions with F.N.B. and, therefore, were deemed independent under the NYSE’s corporate governance rules and our own categorical director independence standards: Messrs. Campbell, Goldstein, Malone, Radcliffe, Strimbu and Wahl. In addition, Messrs. Ekker, Mortensen, Rose and Wallace have one or more transactions or relationships with F.N.B. or its affiliates that necessitated review under F.N.B.’s categorical standards of director independence. Following a review of the relevant facts and circumstances, the Board determined that Messrs. Ekker, Mortensen, Rose and Wallace did not have a material relationship with F.N.B. and, therefore, were deemed to be independent.

Please refer to the section of this proxy statement titled, “Transactions Involving Directors and Executive Officers,” for a discussion of the directors who have or recently had a relationship or transaction with F.N.B.
Certain charitable contributions. To our knowledge, the aggregate grants and contributions made by us and our affiliates to any nonprofit or charitable organization for which a director served as an executive officer did not exceed the greater of $1,000,000 dollars or 2% of that organization’s consolidated gross revenues in any single fiscal year of the organization during the period 2003 through 2005.
Executive Sessions of the Board of Directors
The Company’s policy is that our Board of Directors hold executive sessions not less than once a year in which only our independent directors participate. The meeting is for the purpose of reviewing the performance of the Chief Executive Officer and senior management, Board performance and the Company’s corporate governance practices, as well as the Board self-assessment results. The presiding director of each meeting is selected by a majority vote of the independent directors in attendance at the immediate preceding executive session. No director may serve as presiding director of an executive session during any consecutive two-year period. The Board conducted one executive session in 2005. Shareholders or other interested parties may communicate with the presiding director or other independent directors in the manner described under the caption entitled “Shareholder Communications” of this proxy statement.
OUR BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors
Our Board of Directors met 12 times in 2005. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective committees on which such director served. All of our directors attended our 2005 Annual Meeting. It is the policy of our Board of Directors that all of our directors attend our Annual Meeting of shareholders. Our Board of Directors has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Investor Relations Committee.
Executive Committee
Our Executive Committee met 11 times in 2005. Messrs. Mortensen, Campbell, Goldstein, Gurgovits and Rose are the members of our Executive Committee. The purpose of our Executive Committee is to provide an efficient means of considering such matters and taking such actions as may require the attention of our Board of Directors or the exercise of our Board of Directors’ powers or authorities, consistent with Florida law and Company bylaws, in the intervals between regular meetings of our Board of Directors.
Audit Committee
The members of our Audit Committee are Messrs. Radcliffe, Goldstein, Malone and Strimbu. Our Audit Committee selects our independent auditors and reviews our financial reporting process, audit reports and management recommendations made by our independent registered public accounting firm. The Audit Committee met 11 times during fiscal year 2005. In addition, the Chairman of the Audit Committee met quarterly with management and internal and external auditors to review our earnings press releases and periodically to discuss routine matters with management. A copy of our Audit Committee Charter is posted on our website at www.fnbcorporation.com.

Our Board has reviewed the requirements of the NYSE and the SEC regarding the independence and financial acumen of the members of our Audit Committee and has determined that the Audit Committee is in compliance with such requirements. In addition, our Board has determined that the Chairman of our Audit Committee, Mr. Radcliffe, by virtue of his extensive career in business and experience in the areas of banking, finance, investments and business generally, qualifies him as an “audit committee financial expert” within the meaning of applicable requirements of the SEC and the NYSE.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Messrs. Campbell, Ekker, Rose, and Wahl. All of the Committee members satisfy applicable SEC and NYSE independence standards and the independence criteria specified in our Corporate Governance Guidelines. This Committee met 3 times in 2005. A copy of the Charter of our Nominating and Corporate Governance Committee is posted on our website at www.fnbcorporation.com. This Committee assists in developing standards concerning the qualifications and composition of the Corporation and affiliate Boards; recommends director candidates to stand for election to the Company Board and director appointments to the Company’s affiliate Boards and affiliate advisory boards and seeks to promote the best interest of the Company and its shareholders through the implementation of prudent and sound corporate governance principles and practices. The Committee coordinates the Board’s self-assessment process and assists in the development of Board education and training initiatives. In making its recommendations, our Nominating and Corporate Governance Committee conducts a review and assessment of the nominee’s judgment, experience, temperament, independence and compatibility with the Company’s culture, understanding of the Company’s finances, business and operations, attendance at meetings and such other factors as the Nominating and Corporate Governance Committee considers relevant. In general, our Nominating and Corporate Governance Committee seeks to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial acumen and CEO-level management experience.
Recommendations to the Nominating and Corporate Governance Committee with respect to the 2007 Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary by the deadline specified in the Corporation’s Bylaws to the address indicated in the discussion under the caption titled “Shareholder Proposals” of this proxy statement. Such recommendations shall include the name, age, citizenship, business and residence addresses, qualifications, including principal occupation or employment, and directorships and other positions held by the proposed nominee in business, charitable and community organizations. Information must also be provided concerning: (i) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationships involving the proposed nominee and us that may be relevant in determining whether the proposed nominee is independent of us under the then applicable rules of the SEC and the NYSE and the independence criteria set forth in our Corporate Governance Guidelines and (ii) the educational, professional and employment-related background and experience of the proposed nominee, together with any other facts and circumstances that may be relevant in determining whether the proposed nominee is an “audit committee financial expert” under then applicable rules of the SEC and the NYSE.
In performing its corporate governance function, the Committee performs the following responsibilities: (i) reviews the qualifications and independence of members of the Board and its various Committees on a regular periodic basis (at least annually); (ii) recommends to the Board the Company’s corporate governance principles and practices to be included in the Company’s Corporate Governance Guidelines; (iii) recommends independence standards to be used by the Board in making determinations regarding the independence of the Company’s directors; (iv) monitors compliance with the Company’s Corporate Governance Guidelines and (v) assists the Board in its annual review of the Board’s performance.

Compensation Committee
The members of our Compensation Committee are Messrs. Goldstein, Rose and Strimbu. Our Compensation Committee, which met 8 times in 2005, reviews the performance of our executive and senior officers and recommends to our Board of Directors the compensation to be paid to these individuals; reviews and approves goals and objectives relevant to the compensation of our Chief Executive Officer; and reviews compensation and benefit matters that have corporate-wide significance (refer to the “Report of Compensation Committee” contained in this proxy statement for detailed information concerning the Committee’s compensation-related determinations). The Compensation Committee also administers our various stock option plans, our Restricted Stock and Incentive Bonus Plan and awards made under these Plans.
The Compensation Committee also recommends for approval to the Board of Directors the fees for our Board and Board Committees. Each of the Compensation Committee members is “independent” in accordance with applicable NYSE standards and the independence criteria set forth in the Company’s Corporate Governance Guidelines.
Mr. Gurgovits, Chief Executive Officer of the Company attended meetings of the Compensation Committee in 2005, but did not participate in any discussions, decisions, deliberations or vote involving his own compensation. A copy of the Compensation Committee Charter is posted on our website at www.fnbcorporation.com.
Investor Relations Committee
Our Investor Relations Committee met 4 times in 2005. The members of the Investor Relations Committee are Messrs. Campbell, Goldstein, Radcliffe, Rose and Wallace. The role of our Investor Relations Committee is assisting the Board in maintaining the integrity and credibility of the Corporation’s investor relations practices and developing strategies to generate awareness in the capital markets and among certain key audiences, such as institutional and individual investors and the media and business community, about the investment opportunity presented by the Company. The Investor Relations Committee is also responsible for reviewing the communication and interaction between the Corporation and its shareholders. The Investor Relations Committee also reviews responses to shareholder grievances and complaints, if any, filed with the NYSE.
COMPENSATION OF DIRECTORS
Our non-employee directors were paid an annual retainer of $20,000 in 2005. In addition, each non-employee director was paid $2,200 and $1,000, respectively, for each monthly Board of Directors meeting and Committee meeting attended in 2005. In addition, the F.N.B. Board Chairman was paid an annual stipend of $10,000 and the Chairmen of the regular F.N.B. Board Committees were paid an annual stipend of $5,000, respectively. Each director was awarded 1,000 shares of restricted stock under the Corporation’s 2001 Incentive Plan. In previous years, directors had the option to elect to receive shares of F.N.B. common stock (in an amount equal to the amount of the Board fee owed to the director) in lieu of cash as his or her compensation for attendance at Board and Committee meetings pursuant to the F.N.B. Directors’ Compensation Plan (“Directors’ Plan”); however, this option is no longer available to the directors since the Board terminated the Directors’ Plan in 2005.

EXECUTIVE COMPENSATION
The following table shows the compensation we paid during each of the three fiscal years ended December 31, 2005 for services rendered in all capacities to our Chief Executive Officer and our three other most highly compensated executive officers whose compensation exceeded $100,000 in the fiscal year ended December 31, 2005 (the “Named Executive Officers”). In addition, the table includes compensation information concerning Company Vice President, Gale E. Wurster, who also was one of the Company’s most highly compensated executive officers in 2005, and retired effective December 31, 2005.
SUMMARY COMPENSATION TABLE

Annual Compensation					Long Term Compensation
				Other	Restricted	Securities
Name and				Annual	Stock	Underlying	All Other
Principal		Salary	Bonus[1]	Compensation[2]	Award[3,4]	Options	Compensation
Position	Year	($)	($)	($)	($)	(#)	($)
Stephen J. Gurgovits	2005	500,016	168,690		463,200	0	32,263	[5]
President & CEO	2004	460,008	262,205		273,540	0	41,852
	2003	390,000	0		None	53,227	72,517

Gary J. Roberts	2005	300,000	84,345		162,075	0	13,325	[5]
President & CEO	2004	247,294	93,972		87,300	0	9,540
of FNBPA	2003	205,008	0		None	20,875	70,576

Brian F. Lilly	2005	240,000	53,981		146,064	0	8,385	[5]
Chief Financial	2004	225,000	85,500		72,750	0	4,538
Officer	2003	53,798	0		None	0	0

Gale E. Wurster	2005	201,096	45,227	45,948	80,173	0	85,103	[5]
Vice President	2004	194,280	73,826		41,710	0	8,562
	2003	185,016	0		None	11,773	8,394

Scott D. Free	2005	159,495	46,990		41,378	0	73,697	[5]
Treasurer

[1]	Amount earned by the officer as a cash incentive bonus under the Corporation’s Incentive Cash and Bonus Award Program. Amount for Mr. Free for 2005 also includes a $20,000 signing bonus.

[2]	The aggregate amount of payments made to each Named Executive Officer for perquisites or other personal benefits did not exceed 10% of salary and bonus for 2005 with the exception of Mr. Wurster, whose amount includes a tax reimbursement of $35,723.

[3]	The restricted stock award amounts shown in this table represent the value of restricted stock granted under the F.N.B. Corporation 2001 Incentive Plan which vest upon the executive’s continued employment with the Company or one of its affiliates for three years. The amounts for Mr. Gurgovits include $19,500 for 2005 and $19,400 for 2004, which were awarded to him as a director of the Company and vested immediately upon grant. All restricted stock earns cash dividends which are reinvested into additional shares of the Company’s common stock under the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan. These reinvested shares are subject to the same restrictions and vesting schedule as the underlying restricted stock.

[4]	Aggregate restricted stock holdings in terms of number of shares and dollar value as of December 31, 2005 for Messrs. Gurgovits, Roberts, Lilly, Wurster, and Free, respectively: 77,590 shares, $1,346,970; 27,752 shares, $481,785; 24,307 shares, $421,972; 13,534 shares, $234,963; and 4,556 shares, $79,098. Mr. Wurster’s restricted stock holdings became 100% vested upon his retirement from the Company effective December 31, 2005.

[5]	Includes the following amounts paid or accrued by the Corporation for 2005 under the following programs to Messrs. Gurgovits, Roberts, Lilly, Wurster and Free, respectively: Split Dollar Insurance (imputed income), $4,594, $0, $0, $2,749 and $0; Supplemental Disability, $5,102, $0, $0, $0, and $0; 401(k) Plan (employer matching contributions), $6,000, $6,000, $4,290, $6,000 and $3,400; ERISA Excess Lost Match Plan (employer matching contributions relating to the 401(k) Plan), $16,567, $5,519, $3,465, $1,947 and $0; Group Term Life Insurance (imputed income), $0, $1,806, $630, $0 and $244; taxable relocation expenses for Mr. Free, $70,053 (consists of temporary housing, moving expenses, sale of former residence and purchase of new residence); and lump-sum retirement benefit for Mr. Wurster of $74,406.

Long-Term Incentive Awards
The table below sets forth certain information concerning awards made under the Company’s Long-Term Incentive Plan to the Named Executive Officers and Mr. Wurster in 2005:
LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts
Individual Awards			Under Non-Stock Price Based Plans
		Performance
		Or Other Vesting
		Period Until
	Number of	Maturation or	Minimum	Target	Maximum
Name	Restricted Stock	Payout[1]	(#)	(#)	(#)
Stephen J. Gurgovits Granted 1/19/05	11,350	4 years	2,837	11,350	11,350
Granted 12/23/05	12,500	4 years	0	12,500	12,500

Gary J. Roberts Granted 1/19/05	3,750	4 years	937	3,750	3,750
Granted 12/23/05	5,000	4 years	0	5,000	5,000

Brian F. Lilly Granted 1/19/05	3,750	4 years	937	3,750	3,750
Granted 12/23/05	4,100	4 years	0	4,100	4,100

Gale E. Wurster[2] Granted 1/19/05	2,150	4 years	537	2,150	2,150
Granted 12/23/05	2,150	4 years	0	2,150	2,150

Scott D. Free Granted 1/19/05	1,050	4 years	262	1,050	1,050
Granted 12/23/05	1,175	4 years	0	1,175	1,175

[1]	The restricted stock award amounts shown in this table represent the number of restricted shares awarded pursuant to the F.N.B Corporation 2001 Incentive Plan. The restricted stock amounts for each Named Executive Officer shown in this table vest upon both the achievement of certain corporate financial performance goals and the executive’s continued employment with the Company or one of its affiliates until January 19, 2009, and January 18, 2010, respectively.

[2]	All restricted stock awards granted to Mr. Wurster became 100% vested upon his retirement from the Company effective December 31, 2005.

Aggregated Option Exercises
The following table contains information concerning the aggregate option exercises by the Named Executive Officers and Mr. Wurster in 2005:
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options at
			Options at 12/31/05		12/31/05($)[1]
		Value
	Shares Acquired	Realized
Name	On Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen J. Gurgovits	38,995	450,415	420,653	0	2,552,453	0

Gary D. Roberts	0	0	106,746	0	601,395	0

Brian F. Lilly	0	0	0	0	0	0

Gale E. Wurster	19,501	149,850	13,689	0	60,215	0

Scott D. Free	0	0	0	0	0	0

[1]	Represents the difference between the aggregate market value at December 31, 2005 of the shares subject to the options and the aggregate option price of those shares.
DEFERRED COMPENSATION
The Board of Directors of the Corporation and FNBPA established a Deferred Compensation Plan (the “Compensation Plan”) for Messrs. Mortensen and Gurgovits on January 1, 1986. The Compensation Plan provides for payments of annual deferred benefits for a period of ten years commencing upon the occurrence of: (a) retirement from the Corporation or FNBPA upon reaching the age of 62; (b) complete and total disability; or (c) the death of the participant in the event such death occurs prior to retirement. Mr. Mortensen began to receive his annual deferred compensation payments under the Compensation Plan following his retirement on December 31, 2001. Mr. Mortensen received approximately $103,000 of deferred payments under the Compensation Plan in 2005. During 2005, Mr. Gurgovits turned age 62. However, since Mr. Gurgovits intends to delay his retirement until age 65, the annual amount that he is entitled to receive under the Compensation Plan has been adjusted from $25,000 to $31,756 per year to account for the deferral of the payment for an additional 3 years.

RETIREMENT BENEFITS
The following table illustrates the maximum annual benefits payable in 2006 upon normal retirement age of 62 or current age, if older, under the life annuity option of the Corporation’s Basic Retirement Plan (“BRP”), ERISA Excess Retirement Plan and any applicable qualified retirement plan in which Messrs. Gurgovits, Roberts, Lilly and Wurster participate. The estimated annual pension payments shown in the chart below are reasonable representations of the total benefits under the BRP, ERISA Excess Retirement Plan and F.N.B. Corporation Retirement Income Plan (“RIP”). Messrs. Gurgovits, Roberts, Lilly and Wurster are, respectively, credited with the following completed years of service for annual pension payments described in the chart below: 44, 8, 2 and 13. As of December 31, 2005, Mr. Free does not yet participate in the BRP, ERISA Excess Retirement Plan or the RIP because he has been an employee of the Corporation for less than one year. The following assumptions were made in connection with the data contained in the table: (i) a 2006 retirement age of 62, or current age, if older; (ii) life annuity; (iii) excludes compensation and benefit limits; and (iv) excludes “lost 401(k) match.”
ESTIMATED ANNUAL PENSION PAYMENTS

Average Annual Earnings
for Five Years Preceding	Years of Service at Retirement
Retirement	10	15	20	25	30 or more
$200,000	$40,701	$55,701	$70,701	$78,201	$85,701
250,000	55,701	74,451	93,201	102,576	111,951
300,000	70,701	93,201	115,701	126,951	138,201
350,000	103,201	138,201	173,201	186,326	199,451
400,000	120,701	160,701	200,701	215,701	230,701
450,000	138,201	183,201	228,201	245,076	261,951
500,000	155,701	205,701	255,701	274,451	293,201
550,000	173,201	228,201	283,201	303,826	324,451
600,000	220,701	295,701	370,701	400,701	400,701
650,000	240,701	321,951	403,201	435,701	435,701
700,000	260,701	348,201	435,701	470,701	470,701
750,000	280,701	374,451	468,201	505,701	505,701
The retirement benefit for each employee covered by our RIP is a monthly benefit in the form of a Five Year Certain and Life Annuity, equal to 1.2% of Final Average Earnings plus .5% of Final Average Earnings in excess of the employee’s Covered Compensation (as defined in Section 401(1)(5)(E) of the Internal Revenue Code (the “Code”)) times Years of Service, not to exceed 25 years. The Final Average Earnings figure is calculated using the highest 60 consecutive months of earnings of the last 120 months of service as an employee. The benefits listed above are not subject to deduction for Social Security.
Compensation included in the computation of benefits is base salary and bonus as indicated under the caption titled “Summary Compensation Table” of this proxy statement.

NONQUALIFIED PLANS
We maintain three supplemental nonqualified retirement plans. The ERISA Excess Lost Match Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the F.N.B. Corporation Progress Savings Plan if no limits were applied. The ERISA Excess Retirement Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the RIP if no limits were applied.
We maintain a separate supplemental retirement benefit plan, the BRP, applicable to certain of our officers who are designated by the Board of Directors. Officers participating in this plan receive a benefit based on a target benefit percentage based on years of service at retirement and designated tier as determined by the Board of Directors. When a participant retires, the basic benefit under the BRP is a monthly benefit equal to the target benefit percentage times the participant’s highest average monthly cash compensation during 5 consecutive calendar years within the last 10 calendar years of employment. This monthly benefit is reduced by the monthly benefit the participant receives from Social Security, the RIP and the ERISA Excess Retirement Plan.
The BRP contains provisions for reducing the basic benefit if the participant retires prior to normal retirement (age 62) but on or after early retirement date (age 55 with 5 years of service). The participant’s rights to benefits under the BRP vest at 100% upon the attainment of age 55 and 5 years of service or upon normal retirement, “change in control” (as defined in the BRP), death or disability. Benefits are forfeited in the event a participant’s employment is terminated for cause or a participant terminates employment prior to early retirement.

EMPLOYMENT AGREEMENTS
Messrs. Roberts, Lilly and Free, included in the “Summary Compensation Table” contained in this proxy statement as Named Executive Officers, are employed under employment agreements with the Corporation’s subsidiary, FNBPA (all such employment agreements will be referred to hereinafter as the, “Employment Agreements”). Since Mr. Wurster retired effective December 31, 2005, he is no longer employed under an employment agreement with the Company. The Board has determined that the continued retention of the services of these Named Executive Officers on a long-term basis is in the best interest of the Corporation in that it promotes the stability of senior management and enables the Corporation to retain the services of well-qualified officers possessing the necessary experience and skills in the financial services industry. The amounts to be paid to these Named Executive Officers as base compensation, incentive cash bonuses and long term incentive compensation under the Employment Agreements are included in the Summary Compensation Table of this proxy statement.
The Employment Agreements provide that each Named Executive Officer is entitled to a base salary and to participate in any plan relating to incentive compensation, stock options, restricted stock awards, stock purchase, pension, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Company has adopted, or may from time to time adopt, for the benefit of its executive officers and for its employees generally. Each Employment Agreement provides that the Named Executive Officer is also entitled to customary fringe benefits, such as vacation and sick leave, as are consistent with the normal practices and established policies of the Company.
The term of Mr. Robert’s employment agreement is three years. The terms of Messrs. Lilly’s and Free’s employment agreements are two years. Each Employment Agreement of the Named Executive Officers renews automatically each year for one additional year; provided, however, that the term of each Employment Agreement will not extend beyond the year in which the executive reaches the age of 65.
Each Employment Agreement imposes a covenant not to compete with the Company on the Named Executive Officer during the term of the Employment Agreement and during the two-year period immediately following the end of the executive’s employment. Likewise, each Employment Agreement imposes non-solicitation restrictions on the Named Executive Officers prohibiting each of these officers from soliciting customers or potential customers of the Company or its affiliates or employees of the Company or its affiliates for the benefit of any entity or person in competition with the Company or its affiliates. Moreover, each Employment Agreement contains a confidentiality provision to protect the proprietary information of the Company and its affiliates.
The Employment Agreements each provide that in the event the Named Executive Officer is terminated without cause, he is entitled to receive his base salary then in effect through the end of the term of the Employment Agreement. Mr. Roberts’ employment agreement provides that in the event of a change in control of the Company, he may, at his option, elect to terminate his employment and receive a lump sum severance payment from the Company, in cash, equal to two times his base salary. Mr. Lilly’s employment agreement provides that in the event Mr. Lilly should resign following a change in control and such resignation is for good reason, which includes diminution of his executive responsibilities, reduction in his base salary and compensation opportunities, reduction of his benefits or a relocation of his workplace location, then the Company shall pay to him a cash severance payment equal to two times his base salary.
The Employment Agreements provide that each of the Named Executive Officers’ employment shall be terminated upon their death or permanent disability. Further, each Employment Agreement provides that the Named Executive Officer may be terminated for proper cause including perpetration of defalcations or Named Executive Officer’s failure to abide by Company or affiliate policies or directives or material breach of the Employment Agreement by the Named Executive Officer.

On January 26, 2006, the Company and FNBPA, entered into an Employment Agreement dated as of December 31, 2005 (the “Agreement”) with F.N.B.’s Chief Executive Officer, Stephen J. Gurgovits. This Agreement replaces Mr. Gurgovits’ existing Employment Agreement with the Company dated as of July 1, 1999. The Agreement provides that Mr. Gurgovits shall serve as F.N.B.’s President and Chief Executive Officer and as Chairman of FNBPA’s Board of Directors. The Agreement is effective as of January 1, 2006, and expires on December 31, 2008 (the “Term”).
Under the terms of the Agreement, Mr. Gurgovits is entitled to be paid the base salary described in the Summary Compensation Table of this proxy statement (“2006 Base Compensation”). At the end of each fiscal year, F.N.B. and FNBPA will review Mr. Gurgovits’ base salary and may increase his salary for the following year to such amount as the respective boards of the employers may determine in their discretion. The Agreement provides that Mr. Gurgovits is eligible to participate in F.N.B.’s executive incentive bonus program and is entitled to receive a minimum $100,000 annual bonus for each year of the Term.
The Agreement provides that Mr. Gurgovits is entitled to participate in and receive benefits from or under benefit plans of the employers, including health, life and disability insurance plans, retirement and stock option plans and other benefits, including automobile expenses, country club dues and related benefits. The Agreement also contains provisions regarding confidentiality, non-solicitation of employees and customers, non-competition and non-disparagement. Upon termination of the Agreement other than for “cause” or “good reason,” as those terms are defined in the Agreement, Mr. Gurgovits shall be paid an amount equal to the sum of his base salary accrued through the termination date, any bonus required to be paid, certain benefit payments and an amount, as a severance payment, equal to his base salary and minimum bonus as provided in the Agreement for the greater of one year or the remainder of the Term. Termination of the Agreement other than for “cause” or “good reason” also triggers the commencement of the Consulting Agreement described below.
Also, on January 26, 2006, F.N.B. and FNBPA entered into a Consulting Agreement with Mr. Gurgovits. The Consulting Agreement is dated as of December 31, 2005, and becomes effective upon the earlier of January 1, 2009 or the date on which Mr. Gurgovits’ employment under the Agreement is terminated for other than “cause” or termination of employment by Mr. Gurgovits for “good reason,” and expires on the fifth anniversary of the effective date of the Consulting Agreement. Under the terms of the Consulting Agreement, Mr. Gurgovits agrees to provide services to F.N.B., FNBPA and their affiliates in connection with merger and acquisition activities, participation in certain meetings and such other assignments and projects that F.N.B. and FNBPA along with Mr. Gurgovits mutually agree upon. The Consulting Agreement specifies that F.N.B. and FNBPA shall pay Mr. Gurgovits an annual compensation fee equal to the sum of 50% of his base salary (as defined in the Employment Agreement) for the year ending December 31, 2008, but in no event less than 50% of his 2006 Base Compensation plus 50% of the amount as is equal to the average percentage that his bonus payment bears to his average base salary for the years ending December 31, 2006, 2007 and 2008. Moreover, the Consulting Agreement provides that Mr. Gurgovits is entitled to certain benefits, including automobile expenses, country club dues and related benefits. Upon termination of the Consulting Agreement, other than for “cause,” death or “good reason,” as those terms are defined in the Consulting Agreement, Mr. Gurgovits will be entitled to receive his annual fee for the remainder of the term of the Consulting Agreement.

REPORT OF COMPENSATION COMMITTEE
To Our Shareholders:
The following is the Report of the Compensation Committee on our executive compensation policies and practices with respect to compensation reported for fiscal year 2005 and our plans for 2006. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Corporation’s future filings made under the Exchange Act or under the Securities Act of 1933 (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act.
Introduction
The Compensation Committee’s report includes separate sections on:
*	The Responsibilities and Composition of the Compensation Committee;

*	The Philosophy and Objectives of the Compensation Committee;

*	The F.N.B. Compensation Components and Processes;

*	Long-Term Incentive Awards;

*	Committee Corporate Governance Practices;

*	Chief Executive Officer Compensation; and

*	Tax Policy
Responsibilities and Composition of the Compensation Committee
The Compensation Committee met 8 times during 2005. The Compensation Committee is principally responsible for establishing compensation programs for executive officers, senior managers, employees and directors of F.N.B. Corporation (“Corporation”) and its affiliates. The Compensation Committee conducts regular comprehensive reviews of the Corporation’s executive compensation program and makes recommendations to the Corporation Board of Directors concerning the annual compensation of the Corporation’s executive officers and directors. The Compensation Committee also takes action, or recommends that the Board take action, regarding the adoption, amendment or administration of executive compensation and benefit plans. The Compensation Committee is comprised entirely of independent directors in accordance with NYSE standards and the director independence criteria contained in the Company’s Corporate Governance Guidelines.
Philosophy and Objectives of the Compensation Committee
The Committee’s executive compensation philosophy is based on these core principles:
*	The compensation program should be designed to attract, retain, motivate and appropriately reward executives and employees responsible for the Corporation’s short-and long-term growth and profitability.

*	Compensation should be fair, competitive and reasonable in light of the executive and senior officer’s responsibilities, experience, and performance, including the following objectives:
•	Provide annual compensation that takes into account the Corporation’s performance relative to its financial goals and objectives, the performance of functions and business units under the executive or senior manager’s management and performance against assigned individual goals.

•	Align the financial interests of the executive and senior officers with those of shareholders by providing significant equity based long-term incentives; and

•	Offer a total compensation program for each executive and senior manager based on the level of responsibility of the executive or senior manager’s position and necessary skills and experience relative to other senior management positions and comparative compensation of similarly positioned executive and senior managers of peer group financial institutions.
*	A significant portion of the total compensation that an executive or senior manager receives should depend on the achievement of clearly stated individual and corporate performance goals.

*	A meaningful portion of each executive officer and senior manager’s total compensation should be “at risk”. The “at risk” portion is a function of each executive officer’s and senior manager’s performance against corporate business unit and individual goals and objectives. The key compensation components that are “at risk” for each executive and senior officer are as follows:
•	An annual cash bonus principally based on annual financial performance goals of the Company approved by the Board prior to the start of each fiscal year.

•	Restricted stock grants designed principally to promote the long-term financial performance goals of the Company and to retain strong executive leadership. The performance based restricted stock grants vest over a four-year period, provided, the Corporation’s financial performance is within the top quartile of its peer group, defined as financial institutions in the United States with assets of between $3 billion and $10 billion, and the executive remains continuously employed by the Company during the four year period. However, the Company’s incentive cash and restricted stock award programs provide for larger rewards when the Company’s performance exceeds its financial goals and objectives and the performance of its peer group.
*	Total compensation opportunities for executive officers and senior managers are targeted at the median of industry practices among the Company’s peer group. In determining our Company’s peer group and measuring our Company’s financial and stock performance against the peer group, we relied on the work performed by our two independent compensation consultants and the Company’s internal support staff.
•	The Company’s peer group is determined by an analysis conducted by our independent consultants in consideration of such factors as asset size, geography, type of financial services offered and the complexity and scope of operations. Based on recommendations and advice of our independent consultants we have identified a group of 13 banks and bank holding companies, ranging in asset size from $2.3 billion to $11.6 billion, which are located within the mid-Atlantic region as our Company’s peer group for purposes of measuring the adequacy and appropriateness of our compensation program and our compensation decisions concerning individual executives. F.N.B. is within the median size of this peer group in terms of asset size and market capitalization. In making its compensation decisions the Compensation Committee considered the Company’s 2005 financial performance as compared to its peer group under various key financial indices including, return on equity, return on assets, ratio of net revenue to average assets, net income margin, net income to average assets, ratio of fees to net revenues and efficiency ratio. In addition, the Committee considered various stock performance indices and compared the performance of the Company’s stock in 2005 against the peer group. These stock performance measures included total shareholder return, stock price growth, dividend yield, earnings per share growth, dividend payout ratio, price to earnings and price to book value.

Please note that the above-described peer group differs from the peer group used in the Total Return Performance Graph contained later in this proxy statement, which includes a broader representation of companies.
The F.N.B. Compensation Components and Processes
The major components of the Company’s executive officer and senior manager total compensation are: (i) base salary; (ii) annual cash incentive awards and (iii) long-term restricted stock incentive awards.
In determining the executive officer and senior manager compensation levels for all of these components, the Compensation Committee ties a significant portion of individual executive compensation to the success of the executive in attaining certain performance measures associated with his or her job responsibilities and the Company’s accomplishment of certain predetermined financial performance goals. In addition to these quantitative and qualitative factors, the Compensation Committee also exercises its discretionary judgment in making compensation determinations.
On an annual basis, the Compensation Committee adjusts the mix of base salary, incentive awards and long-term incentives to ensure our compensation practices are competitive within the industry. In making such determinations, the Compensation Committee considers various factors and criteria including:
*	relevant industry compensation practices;

*	the complexity and level of responsibility attendant to the executive’s position and job function;

*	the importance of the executive’s position within the Corporation’s corporate structure;

*	the competitiveness of the executive’s total compensation;

*	accomplishment of business and strategic goals and the financial performance of the Corporation; and

*	accomplishment of the executive’s business unit’s strategic goals.
In making its determination regarding the total compensation paid to our executives and senior management, the Compensation Committee relies, in part, on the expertise of two independent compensation consulting firms.
Long-Term Incentive Awards
Restricted stock awards under the 2001 Incentive Plan are generally granted to executive officers and senior managers on an annual basis and the vesting of such awards is contingent, in part, on the Company’s attainment of certain long-term financial performance goals and the officer’s continued employment with the Company over a four-year period. The restricted stock awards are aligned with the Company’s long-term financial performance and strategic goals.
In 2005, the amount of restricted stock awarded to our executives and senior officers by the Compensation Committee was based, in part, on the complexity and scope of responsibilities attendant to each officer’s position with the Company and the Company’s financial performance during the relevant fiscal year. The Committee notes that the restrictive stock grants made in January 2005 principally related to the Company’s and the executives’ performance for 2004, while the restricted stock grants made in late December 2005 principally related to the Company’s and the executives’ performance in 2005.

The Compensation Committee has determined that it is in the Company’s best interest to continue to rely on granting restricted stock in order to best align the Company’s compensation practices to the corporate longer term financial performance goals and objectives.
In 2005, under the Corporation’s 2001 Incentive Plan, the Compensation Committee also granted restricted stock to certain non-executive officers who made important performance related contributions to the Corporation or its affiliates. These restricted stock awards vest in equal investments over a five-year period.
Committee Corporate Governance Practices
The Compensation Committee maintains appropriate governance practices to ensure that it can accomplish its compensation-related determinations in an informed and appropriate manner.
*	The Committee Chairman meets with representatives of management in advance of each Committee meeting to review the agenda, materials and issues for that meeting. When appropriate, our independent compensation consultants also attend these preparatory sessions.

*	Meeting materials are sent in advance of each meeting to allow Committee members adequate time to review.

*	Our independent consultants also regularly attend Committee meetings. As appropriate, legal counsel attends meetings to advise the Committee and answer relevant questions.

*	The Committee regularly meets in executive sessions without management present. Our consultants participate in these sessions as appropriate.

*	The Committee reports the Committee’s major actions to the entire Board at the Board’s next meeting. The Committee consults with the non-management and independent directors regarding significant decisions affecting the Chief Executive Officer’s compensation.

*	As is true for each of the Board’s regular committees, the Compensation Committee operates under a written charter that we review and reassess annually. The Committee develops an annual calendar for each year in order to confirm that it is discharging its charter responsibilities.

*	The Committee conducts an annual self-evaluation of its performance in order to identify areas for improvement and to ensure that our Committee’s practices and processes remain consistent with industry standards.
Chief Executive Officer Compensation
The base salary and incentive cash bonus amounts paid to, and the number of shares of restricted stock granted to, Stephen J. Gurgovits, for his service as Chief Executive Officer of the Company during 2005 is described in the “Summary Compensation Table” set forth in this proxy statement. Mr. Gurgovits’ 2005 base salary, incentive cash bonus and restricted stock grants were determined in accordance with the Company’s compensation program described above and was also based on considerations of competitive industry practices.
In deciding Mr. Gurgovits’ base salary as well as his total compensation (including the total cash portion thereof) and related benefits, the Compensation’s Committee relied on the analysis and recommendations of its two independent compensation consulting firms which determined these amounts to be approximately at the mid-point compared to base and total compensation paid to chief executive officers in the Company’s peer group.
In addition to the criteria described in this Report, the Compensation Committee, in determining Mr. Gurgovits’ total compensation for 2005, took into consideration several qualitative and quantitative factors, including the impact of Mr. Gurgovits’ leadership role in implementing several major initiatives in 2005:

*	Expansion of the FNBPA franchise into the Pittsburgh, Pennsylvania market area through our acquisition of NSD Bancorp, Inc.;

*	Expansion of the FNBPA franchise in Erie County, Pennsylvania market area through our acquisition of North East Bancshares, Inc.;

*	Future expansion of the FNBPA franchise to Harrisburg and the central part of Pennsylvania through the pending acquisition of The Legacy Bank, anticipated to occur in the second quarter of 2006;

*	Expansion of First National Insurance Agency, LLC’s business into health and welfare coverages through acquisition of Penn Group Insurance Agency;

*	Diversification of FNBPA’s commercial loan origination through the development of loan production offices in Sarasota and Orlando, Florida;

*	F.N.B.’s return on average tangible equity for 2005 ranked 12th of 55 national and regional peer financial institutions ranging between $3 billion and $10 billion in assets;

*	Establishment of F.N.B. Capital Corporation, LLC which enables F.N.B. to further enhance its products by offering merchant banking services and mezzanine financing alternatives to its clients;

*	The Corporation’s maintenance of its superior asset quality as evidenced by the improvement of the Corporation’s non-performing assets as a percentage of total assets as of December 31, 2005, which were 0.71% compared to 9.76% as of December 31, 2004.
The Compensation Committee did not apply any specific quantitative or qualitative formulas which would assign weights to the above listed 2005 corporate initiatives in determining the Chief Executive Officer’s total compensation.
Tax Policy
Section 162(m) of the Code generally would disallow a corporation federal income tax compensation deduction to the extent that its compensation paid in a taxable year to any of its executive officers named in the “Summary Compensation Table” of this proxy statement is in excess of $1,000,000. However, compensation paid pursuant to performance-based plans and meeting certain other procedural requirements is not subject to the deduction limitation imposed by Section 162(m). Awards made under the 2001 Incentive Plan are eligible for that performance-based exception. Although the Compensation Committee keeps in mind the desirability of controlling the Corporation’s non-deductible compensation expense, the Compensation Committee also believes that it is equally important to maintain the flexibility and competitive effectiveness of the Corporation’s executive compensation program. Therefore, the Compensation Committee may, from time to time, decide to make grants and awards which may not be deductible for federal income tax purposes due to the provisions of Section 162(m).
Conclusion
Based upon its review of the Corporation’s executive compensation program, the Compensation Committee believes that the program’s basic structure is appropriate, competitive and effectively serves the purposes for which it was established.

Respectfully submitted,

Robert B. Goldstein, Chairman
John W. Rose
William J. Strimbu

STOCK PERFORMANCE GRAPH
Comparison of Total Return on Our Common Stock with Certain Averages
     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation’s Common Stock (◆) to the NASDAQ Bank Index (▲) and the Russell 2000 Index (●). This stock performance graph assumes $100 was invested on December 31, 2000, and the cumulative return is measured as of each subsequent fiscal year end.
F.N.B. Corporation Five-Year Stock Performance
Total Return, Including Stock and Cash Dividends
FNB Corporation Indices
FNB Corporation Indices

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
FAB,Corporation,	100.00	135.92	153,35	213,12	238.78	213.97
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
NASDAQ Bank Index	100.00	108.30	110.80	142.60	163.20	159.40

REPORT OF AUDIT COMMITTEE
To Our Shareholders:
The Audit Committee (“Committee”) oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Committee reviewed and discussed with Ernst & Young LLP, its independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.
The Committee has discussed with Ernst & Young LLP its independence from management and the Corporation, including the matters in the required written disclosures. The Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining its independence.
The Committee discussed with the Corporation’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Harry F. Radcliffe, Chairman
Robert B. Goldstein
David J. Malone
William J. Strimbu

AUDIT AND NON-AUDIT FEES
Ernst & Young LLP served as the Corporation’s independent registered public accounting firm for the fiscal years ended December 31, 2005 and 2004. The Company has been advised by such firm that none of its members or any of its associates has any direct financial interest or material indirect financial interest in the Corporation or its subsidiaries.
Fees paid to Ernst & Young LLP for professional services during 2004 and 2005 were as follows:

	Audit	Audit-Related	Tax	All Other
2005	$924,808	$45,650	$387,993	$6,000

2004	$664,440	$121,538	$500,662	$5,905
Audit Fees relate to the audit of the Corporation’s annual financial statements and internal control over financial reporting,, review of the financial statements included in the Corporation’s Reports on Form 10-Q, services provided in connection with regulatory filings including registration statements filed with the SEC, and accounting consultations related to the audit.
Audit-Related Fees relate to employee benefit plan and student lending audits. 2004 fees also include merger and acquisition consultation services.
Tax Fees relate to tax compliance, tax planning and tax advice services.
All Other Fees relate to subscriptions for Ernst & Young’s web-based accounting and auditing research library.
AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY
The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent auditors. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management, but may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Pre-approval fee levels for all services to be provided by the independent auditors will be established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval.
The annual audit services engagement terms and fees are subject to the pre-approval of the Audit Committee. In addition, the Audit Committee may grant pre-approval for other audit services, including statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC.
Audit-related services and tax services must also be pre-approved by the Audit Committee. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit” services; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters and assistance with internal control reporting requirements. Tax services to the Company include tax compliance, tax planning and tax advice services.
The Audit Committee may grant pre-approval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services, and that such pre-approval would not impair the independence of the independent registered public accounting firms.
TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS
Certain of our directors and executive officers and their associates were customers of, and had transactions with, one or more of the Company’s subsidiaries in the ordinary course of business during 2005. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability, nor did they present other unfavorable features. In addition, the Company’s affiliate, First National Trust Company, acts as fiduciary under various employee benefit plans of and as investment manager to certain customers whose officers and/or directors may also be directors of the Company.
There are no family relationships as defined in the SEC and the NYSE rules between any of our executive officers or directors and any other executive officer or director of the Company. However, family relationships exist between certain of our executive officers or directors and the employees of our subsidiary bank, FNBPA and our merchant banking subsidiary, F.N.B. Capital Corporation, LLC. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees. Specific information concerning the compensation paid during 2005 to these employees is described below:
Stephen J. Gurgovits, Jr., President of F.N.B. Capital Corporation, LLC, a subsidiary of F.N.B., engaged in merchant banking activities, is the son of Mr. Stephen J. Gurgovits, Sr., President and Chief Executive Officer of F.N.B. In 2005, Mr. Gurgovits, Jr. received a base salary of $91,308 along with a cash bonus of $17,086 and was awarded 1,250 restricted shares of F.N.B. common stock. Mr. Gurgovits, Jr. also received a relocation allowance of $7,913 in 2005.
Jeffrey A. Wallace, a Vice President with FNBPA’s Commercial Loan Department, is the son of F.N.B. director, Archie O. Wallace. Jeffrey A. Wallace received a base salary of $80,329 and a cash bonus of $15,262 in 2005. The Board has reviewed Mr. Wallace’s son’s employment relationship with FNBPA and determined that Mr. Wallace does not have a material relationship with F.N.B. and is independent under applicable NYSE and F.N.B. categorical independence criteria.
Director Rose leased certain office space in F.N.B.’s headquarters building in 2005. Mr. Rose’s annual lease payment of $3,600 was based on a fair market analysis of the subject office space. The Board has reviewed the subject lease arrangement and determined that Mr. Rose does not have a material relationship with F.N.B. and is considered independent under applicable NYSE independence standards and the F.N.B. Corporate Governance Guidelines.
In the ordinary course of business, we may use the products and services of companies, partnerships or firms of which our directors are officers, directors or owners. Mr. Ekker is partner in a law firm that periodically provides legal services to FNBPA. Mr. Ekker’s law firm received $195 as payment for services provided to FNBPA in 2005. As discussed in this proxy statement under the caption titled, “Corporate Governance,” our Board determined that Mr. Ekker does not have a material relationship with the Company and therefore is considered independent under applicable NYSE independence criteria and our Company’s independence standards as set forth in our Corporate Governance Guidelines.

Pursuant to a December 20, 2001, Severance Agreement, director Mortensen receives certain deferred benefits until he reaches the age of 72, including medical coverage, payment of country club dues and reimbursement of customary director expenses including use of office space and secretarial support. Mr. Mortensen’s Severance Agreement does not obligate him to provide continued services to the Company or its affiliates. The Severance Agreement was approved by the Company’s Compensation Committee and ratified by the Board. Pursuant to the terms of the severance agreement, during 2005, the Company paid approximately $100,000 for life insurance premiums and $17,609 for country club dues. The Board determined that Mr. Mortensen does not have a material relationship with the Company and is independent under applicable NYSE standards and the categorical independence standards set forth in the Company’s Corporate Governance Guidelines.
SHAREHOLDER COMMUNICATIONS
Shareholders may send communications to our Board of Directors, Board Chairman, Committee Chairman, Presiding Director of the Board Executive Sessions and any individual director by addressing such communications to the Board of Directors, or to any individual director, c/o Corporate Secretary, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. The Company Secretary, or his designee, will promptly forward all such communications submitted and addressed in this manner to the members of the Board of Directors or any designated individual director or directors, as the case may be. All shareholder communications with the Board or individual directors will be delivered without being screened by the Corporate Secretary or any other Company employee.
SHAREHOLDER PROPOSALS
Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our proxy statement for our 2007 Annual Meeting of Shareholders must deliver such proposal in writing to Corporate Secretary, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, not later than November 27, 2006.
Pursuant to Article I Section 9 of our By-laws, if a shareholder wishes to present at our 2007 Annual Meeting of Shareholders (i) a proposal relating to nominations for and election of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the shareholder must comply with the provisions relating to shareholder proposals set forth in our By-laws, which are summarized below. Written notice of any such proposal containing the information required under our By-laws, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to the attention of our Secretary, at our principal executive offices at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 during the period commencing on November 27, 2006 and ending on December 27, 2006.
A written nomination for a director must set forth:
(1)	the name and address of the shareholder who intends to make the nomination (the “Nominating Shareholder”);

(2)	the name, age, business address and, if known, residence address of each person so proposed;

(3)	the principal occupation or employment of each person so proposed for the past five years;

(4)	the number of shares of our capital stock beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock;

(5)	a description of any arrangement or understanding between each person so proposed and the Nominating Shareholder with respect to such person’s nomination and election as a director and actions to be proposed or taken by such person as a director;

(6)	the written consent of each person so proposed to serve as a director if nominated and elected as a director; and

(7)	such other information regarding each such person as would be required under the proxy rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed.
With respect to nominations by shareholders, only candidates nominated by shareholders for election as a member of our Board of Directors in accordance with our by-law provisions as summarized herein will be eligible to be nominated for election as a member of our Board of Directors at our 2007 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at our 2007 Annual Meeting of Shareholders.
A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of shareholders. Only shareholder proposals submitted in accordance with the by-law provisions summarized above will be eligible for presentation at our 2007 Annual Meeting of Shareholders, and any matter not submitted to our Board of Directors in accordance with such provisions will not be considered or acted upon at our 2007 Annual Meeting of Shareholders.
OTHER MATTERS
Our Board of Directors does not know of any matters to be presented for consideration at our Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any matters are properly presented, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
“Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, c/o Investor Relations or by calling our Transfer Agent representative at 1-800-368-5948.

BY ORDER OF THE BOARD OF DIRECTORS,

David B. Mogle, Secretary
March 31, 2006

REVOCABLE PROXY
F.N.B. Corporation
2006 ANNUAL MEETING OF SHAREHOLDERS
MAY 17, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Scott D. Free, Louise Lowrey and James G. Orie, each with full power to act without the others, as Proxies of the undersigned, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of F.N.B. Corporation held of record by the undersigned on March 8, 2006 at the Annual Meeting of Shareholders to be held on May 17, 2006 or any adjournment, postponement or continuation thereof.

PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE
BY TELEPHONE OR VIA THE INTERNET.
(Continued, and to be marked, signed and dated, on the other side)
ê   FOLD AND DETACH HERE   ê

F.N.B. CORPORATION — ANNUAL MEETING, MAY 17, 2006
YOUR VOTE IS IMPORTANT!
You can provide your instructions to vote by way of proxy in one of three ways:
1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
or
2.	Call toll free 1-866-776-5642 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
3.	Via the Internet at https://www.proxyvotenow.com/fnb and follow the instructions.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Revocable Proxy
Annual Meeting of Shareholders	F.N.B. Corporation
MAY 17, 2006

Please mark as indicated in this example	☒

				Withhold	For All
			For	All	Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):		☐	☐	☐
CLASS II TERM EXPIRING 2009:

	(01) Robert B. Goldstein	(02) David J. Malone
	(03) William J. Strimbu	(04) Archie O. Wallace
INSTRUCTION: To withhold authority to vote [or any nominee(s), mark “For All Except” and write that nominee(s) name(s) or number(s) in the space provided below.

     Your shares will be voted for the election of each nominee whose name is not written in the space above.

Please be sure to sign and date	Date
this proxy card in the box below.

Shareholder sign above	Co-holder (if any) sign above

     In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
     The Board of Directors recommends a vote FOR the Election of the Class II Director Nominees.
     THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

Mark here if you plan to attend the meeting	☐

Mark here for address change and note change	☐

     Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

X X X IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW X X X

TO VOTE BY MAIL DETACH ABOVE CARD,
é MARK, SIGN, DATE AND MAIL IN POSTAGE-PAID ENVELOPE é
PROXY VOTING INSTRUCTIONS
Stockholders of record have three alternative ways to vote by way of proxy:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 17, 2006. Do not return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior
to 3 a.m., May 17, 2006
1-866-776-5642

Vote by Internet
Anytime prior to
3 a.m., May 17, 2006 go to
https://www.proxyvotenow.com/fnb

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!